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                                                                     EXHIBIT 4.3

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                                  SKYWEST, INC.

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                                      1995

                          EMPLOYEE STOCK PURCHASE PLAN

ARTICLE 1.  THE PLAN

         SkyWest, Inc., a Utah corporation (the "Company"), hereby establishes the SkyWest, Inc. 1995 Employee Stock Purchase Plan (the "Plan"), to provide a method whereby employees of the Company and certain of its subsidiaries will have an opportunity to acquire a proprietary interest in the Company through the purchase of shares of the no par value Common Stock of the Company (the "Common Stock"). The Plan is intended to qualify as an "employee stock purchase plan" under section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Plan shall be construed so as to meet all of the requirements of such a plan under Code section 423.

ARTICLE 2.  DEFINITIONS

         2.1 Base Pay. "Base Pay" shall mean salary, wages or other regular rate of pay, including overtime, before reduction for contributions to plans maintained under Code section 401(k) and 125 (such as profit-sharing and cafeteria plans), but excluding bonuses, shift premiums, and other extraordinary forms of compensation.

         2.2 Committee. "Committee" shall mean the committee described in
Article 11.

         2.3 Employee. "Employee" shall mean any common-law employee of the Company.

         2.4 Subsidiary. "Subsidiary" shall mean any present or future corporation which would be a "subsidiary corporation" with respect to the Company as that term is defined in Code section 424. A Subsidiary's employees shall participate in the Plan, however, only if the Subsidiary is designated as a participating Subsidiary by the Committee. References in the Plan to employment by, or periods of employment with, the Company include employment by or with all such participating Subsidiaries, including during periods of employment prior to such participation.

ARTICLE 3.  ELIGIBILITY AND PARTICIPATION

         3.1 Initial Eligibility. Any Employee who has completed 90 days' employment by the Company and shall be employed by the Company on the applicable Offering Commencement Date shall


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be eligible to participate in such Offering. Whether or not an Employee participates in any Offering will not have any effect on eligibility in subsequent Offerings.

         3.2 Leave of Absence. For purposes of eligibility to participate in an Offering, a person on a leave of absence from the Company shall be deemed to be an Employee for the first 90 days of such leave of absence but such Employee's employment shall be deemed to have terminated at the close of business on the 90th day of such leave of absence unless such Employee shall have returned to regular full-time or part-time (as the case may be) employment prior to the close of business on such 90th day. Termination by the Company of any Employee's leave of absence, other than termination of such leave of absence on return to full-time or part-time employment, shall terminate an Employee's employment for all purposes of the Plan and shall terminate such Employee's eligibility to participate in Offerings and the right to exercise any option previously granted.

         3.3 Restrictions on Participation. Notwithstanding any other Plan provision to the contrary, no Employee shall be granted an option to purchase Common Stock under the Plan:

             (a) if, immediately after the grant, such Employee would own stock, and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary (for purposes of this paragraph, the rules of section 424(d) of the Code shall apply in determining stock ownership of any employee); or

             (b) which permits the Employee's rights to purchase stock under all employee stock purchase plans of the Company or any of its Subsidiaries to accrue at a rate which exceeds $25,000 in fair market value of the stock (determined at the time such option is granted) for each calendar year in which such option is at any time outstanding.

         3.4 Commencement of Participation.

             (a) An eligible Employee may become a participant by completing an authorization for a payroll deduction on the form provided by the Company and filing it with the Employee Benefits Department of the Company during the month immediately preceding the applicable Offering Commencement Date for an Offering (as those terms are defined below) or at such other times or places as may be established from time to time by the Committee.

             (b) Payroll deductions for a participant shall commence with the first payday on or after the applicable Offering Commencement Date when an authorization for a payroll deduction becomes effective and shall end with the last payday on or before the Offering Termination Date of the Offering to which such authorization is applicable unless sooner terminated by the participant as provided in Article 8.

ARTICLE 4.  OFFERINGS

         4.1 Offerings. The Plan will be implemented by five annual offerings of Common Stock (the "Offerings") beginning on the 1st day of July in each of the years 1995 through 1999, each Offering terminating on June 30 of the following year; provided, however, that each annual Offering may, in the discretion of the Committee exercised prior to the commencement thereof, be divided into two six-month


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Offerings commencing, respectively, on July 1 and January 1 and terminating on
December 31 and June 30, respectively. The maximum number of shares issued in the respective Offerings shall be:

                 -        From July 1, 1995 to June 30, 1996:  100,000 shares.

                 - In each succeeding year (July 1 to June 30): 100,000 shares, plus unissued shares from the prior Offerings, whether offered or not.

If six-month Offerings are made, the maximum number of shares to be issued shall be one-half of the number of shares set forth for the annual period in which the six-month Offering falls (i.e. one-half of 100,000 shares plus one-half of the unissued shares from the prior Offerings), plus, if the Offering is a January Offering, unissued shares, whether offered or not, from the immediately preceding six-month Offering. As used in the Plan, "Offering Commencement Date" means the July 1 or January 1, as the case may be, on which the particular Offering begins and "Offering Termination Date" means the December 31 or June 30, as the case may be, on which the particular Offering terminates.

ARTICLE 5.  PAYROLL DEDUCTIONS

         5.1 Amount of Deduction. At the time a participant files his authorization for payroll deduction, the participant shall elect to have deductions made from his or her pay on each payday during the time the Employee is a participant in an Offering at any rate designated by the Employee but not less than 2% and not more than 15% of the participant's Base Pay, in effect on the Offering Commencement Date of such Offering.

         5.2 Participant's Account. All payroll deductions made for a participant shall be credited to an account for the participant under the Plan. A participant may not make any separate cash payment into such account except when on leave of absence and then only as provided in Section 5.4 hereof.

         5.3 Changes in Payroll Deductions. A participant may discontinue participation in the Plan as provided in Article 8, but no other change can be made during an Offering and, specifically, a participant may not alter the amount of payroll deductions for that Offering.

         5.4 Leave of Absence. If a participant goes on a leave of absence, such participant shall have the right to elect: (a) to withdraw the balance in his or her account pursuant to Section 7.2 hereof, (b) to discontinue contributions to the Plan but remain a participant in the Plan with respect to the amounts contributed prior to the cessation of contributions, or (c) to remain a participant in the Plan during such leave of absence, authorizing deductions to be made from payments by the Company to the participant during such leave of absence and undertaking to make cash payments to the Plan on each payday to the extent that amounts payable by the Company to such participant are insufficient to meet such participant's authorized Plan payroll deductions. The options in
(b) and (c) above are subject, however, to the limitations on the period of leaves of absence set forth in Section 8.5.

ARTICLE 6.  GRANTING OF OPTIONS

         6.1 Number of Option Shares.

             (a) On the applicable Offering Commencement Date, a participating Employee shall be deemed to have been granted an option to purchase a maximum number of shares of Common Stock equal to an amount determined as follows: an amount equal to (i) that percentage of the Employee's Base Pay which he has elected to have withheld multiplied by (ii) the Employee's projected Base Pay for the

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applicable Offering Period, and (iii) divided by 85% of the market value of the
Common Stock on the applicable Offering Commencement Date. The market value of the Common Stock shall be determined as provided in paragraph (a) of Section 6.2 below.

             (b) An Employee's projected Base Pay for an Offering Period shall be determined by multiplying, in the case of an annual Offering, his normal bi-weekly rate of Base Pay (as in effect on the last day prior to the Commencement Date of the Offering) by 26 or the hourly rate by 2,080 or, in the case of a six-month offering, by 13 or 1040, as the case may be; provided that, in the case of a part-time hourly employee, the Employee's projected Base Pay during the Offering Period shall be determined by multiplying such Employee's hourly rate by the number of regularly scheduled hours of work for such Employee during such Offering; and further provided that, in the case of Employees paid on the basis of flight hours, the flight hour rate shall be multiplied by 1,000 or, in the case of a six-month offering, by 500.

         6.2 Option Price. The option price of Common Stock purchased with payroll deductions made during each Offering for a participant therein shall be the lower of:

             (a) 85% of the closing sale price of the stock on the NASDAQ Stock Market/National Market System ("NASDAQ/NMS") on the applicable Offering Commencement Date (or on the nearest prior business day on which shares of Common Stock are traded on the NASDAQ/NMS if no shares of Common Stock are traded on the applicable Offering Commencement Date); or

             (b) 85% of the NASDAQ/NMS closing sale price of the stock on the NASDAQ/NMS on the applicable Offering Termination Date (or on the nearest prior business day on which shares of Common Stock are traded on the NASDAQ/NMS if no shares of Common Stock are traded on the applicable Offering Termination Date).

ARTICLE 7.  EXERCISE OF OPTION

         7.1 Automatic Exercise. Unless a participant gives written notice to the Company as hereinafter provided, his option to purchase Common Stock with payroll deductions made during any Offering Period will be deemed to have been exercised automatically on the Offering Termination Date applicable to such Offering, for the purchase of the number of full shares of Common Stock which the accumulated payroll deductions in his account at that time will purchase at the applicable option price (but not in excess of the number of shares for which options have been granted to the participant pursuant to Section 6.1), and any excess in his account at that time will be returned to the participant.

         7.2 Withdrawal of Account. By written notice to the Employee Benefits Department of the Company, at any time prior to the Offering Termination Date applicable to any Offering, a participant may elect to withdraw all the accumulated payroll deductions credited to his account at such time.

         7.3 Fractional Shares. Fractional shares will not be issued under the Plan and any accumulated payroll deductions which would have been used to purchase fractional shares will be held by the Company to be used in the next Offering, unless the participant requests in writing that such amount be returned.

         7.4 Transferability of Option. During a participant's lifetime, options held by such participant shall be exercisable only by that participant.


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         7.5 Delivery of Stock. As promptly as practicable after the Offering
Termination Date of each Offering, the Company will deliver to each participant, as appropriate, the shares of Common Stock purchased upon exercise of his option, subject to the restrictions on disposition described in Section 10.5

ARTICLE 8. WITHDRAWAL

         8.1 In General. As indicated in Section 7.2, a participant may withdraw payroll deductions credited to his account under the Plan at any time by giving written notice to the Employee Benefits Department of the Company. All of the participant's payroll deductions credited to his account will be paid to him promptly after receipt of his notice of withdrawal, and no further payroll deductions will be made from his pay during such Offering. The Company may, at its option, treat any attempt to borrow by an employee on the security of his accumulated payroll deductions as an election, under Section 7.2, to withdraw such deductions.

         8.2 Effect on Subsequent Participant. A Participant's withdrawal from any Offering will not have any effect upon his eligibility to participant in any succeeding Offering or in any similar plan which may hereafter be adopted by the Company.

         8.3 Termination of Employment. Upon termination of the participant's employment for any reason, including retirement (but excluding death while in the employ of the Company or continuation of a leave of absence for a absence for a period beyond 90 days), the payroll deductions credited to the participant's account will be returned to the participant, or, in the case of his death subsequent to the termination of his employment, to the person or persons entitled thereto under Section 12.1.

         8.4 Termination of Employment Due to Death. Upon termination of the participant's employment because of his death, his beneficiary (as defined in Section 12.1) shall have the right to elect, by written notice given to the Employee Benefits Department of the Company prior to the earlier of the Offering Termination Date or the expiration of a period of ninety (90) days commencing with the date of the death of participant, either:

             (a) to withdraw all of the payroll deductions credited to the participant's account under the Plan, or

             (b) to exercise the participant's option for the purchase of Common Stock on the Offering Termination Date next following the date of the participant's death for the purchase of the number of full shares of Common Stock with the accumulated payroll deductions in the participant's account at the date of the participant's death will purchase at the applicable option price, and any excess in such account will be returned to said beneficiary, without interest.

If no such written notice of election shall be duly received by the Employee Benefits Department of the Company, the beneficiary shall automatically be deemed to have elected, pursuant to paragraph (b), to exercise the participant's option.

         8.5 Leave of Absence. A Participant on leave of absence shall, subject to the election made by such participant pursuant to Section 5.4, continue to be a participant in the Plan so long as such participant is on continuous leave of absence. A participant who has been on leave of absence for more than ninety
(90) days and who, therefore, is not an Employee for the purpose of the Plan shall not be entitled to participant in any Offering commencing after the 90th day of such leave of absence. Notwithstanding any other provisions of the Plan, unless a participant on leave of absence returns to regular full time or part time employment with the Company at the earlier of: (1) the termination of such


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leave of absence or (b) three months from the 90th day of such leave of absence, such participant's right to exercise previously granted options shall terminate on the earliest of such dates.

ARTICLE 9.   INTEREST

         9.1 Payment of Interest. No interest will be paid or allowed on any money paid into the Plan or credited to the account of any participant.

ARTICLE 10.  STOCK

         10.1 Maximum Shares. The maximum number of shares which may be issued under the Plan, subject to adjustment upon changes in capitalization of the Company as provided in Section 12.4, shall be the number of shares set forth in
Article 5 (i.e., 100,000 shares in each annual Offering or 50,000 shares in each six-month Offering plus, in each Offering, all unissued shares from prior Offerings, whether offered or not) not to exceed 500,000 shares for all Offerings. If the total number of shares for which options are exercised on any Offering Termination Date in accordance with Article 6 exceeds the maximum number of shares for the applicable Offering, the Company shall make a pro-rata allocation of the shares available for delivery and distribution in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable, and the balance of payroll deductions credited to the account of each participant shall be returned to him as promptly as possible.

         10.2 Participant's Interest in Option Stock. A participant will have no interest in stock covered by Plan options until such options have been exercised.

         10.3 Registration of Stock. Common Stock to be delivered to a participant under the Plan will be registered in the name of the participant, or, if the participant so directs by written notice to the Employee Benefits Department of the Company prior to the Offering Termination Date applicable thereto, in the names of the participant and one such other person as may be designated by the participant, as joint tenants with rights of survivorship.

         10.4 Restrictions on Exercise. The Board of Directors may, in its discretion, require as conditions to the exercise of any option that the shares of Common Stock reserved for issuance upon the exercise of the option shall have been duly listed, upon official notice of issuance, upon a stock exchange, and that either:

             (a) a Registration Statement under the Securities Act of 1933, as amended, with respect to said shares shall be effective, or

             (b) the participant shall have represented at the time of purchase, in form and substance satisfactory to the Company, that it is his intention to purchase the shares for investment and not for resale or distribution.

ARTICLE 11.  ADMINISTRATION

         11.1 Appointment of Committee. The Board of Directors shall appoint a committee (the "Committee") to administer the Plan, which shall consist of no fewer than three members of the Board of Directors, each of whom shall qualify as a "disinterested person" with respect to the Plan, as defined in SEC Regulation Section 240.16b-3(c)(2)(k).

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         11.2 Authority of Committee. Subject to the express provisions of the
Plan, the Committee shall have plenary authority in its discretion to interpret and construe any and all provisions of the Plan, to adopt rules and regulations for administering the Plan, to appoint custodians, accountants and other advisors, and to make all other determinations deemed necessary or advisable for administrating the Plan. The Committee's determination on the foregoing matters shall be conclusive.

         11.3 Rules Governing the Administration of the Committee. The Board of Directors may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed and may fill vacancies, however caused, in the Committee. The Committee may select one of its members as its Chairman and shall hold its meetings at such times and places as it shall deem advisable and may hold telephonic meetings. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan, in the manner and to the extent it shall deem desirable. Any decision or determination reduced to writing and signed by a majority of the members of the Committee shall be as fully effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

ARTICLE 12. MISCELLANEOUS

         12.1 Designation of Beneficiary. A participant may file with the Employee Benefits Department of the Company, a written designation of a beneficiary who is to receive any stock and/or cash under the Plan upon the participant's death. Such beneficiary designation may be changed by the participant at any time by written notice to the Employee Benefits Department of the Company. Upon the death of a participant and upon receipt by the Company of proof of the identity and existence at the participant's death of a beneficiary validly designated by him under the Plan, the Company shall deliver such stock and/or cash to such beneficiary. Upon the death of a participant and in the absence of a validly designated surviving beneficiary, the Company shall deliver such stock and/or cash to the executor or administrator of the deceased participant's estate, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such stock and/or to the spouse or to any one or more dependents of the deceased participant as the company may designate. No beneficiary shall, prior to the death of the participant by whom he has been designated, acquire any interest in the stock or cash credited to the participant under the Plan.

         12.2 Transferability. Neither payroll deductions credited a participant's account nor any rights with regard to the exercise of an option or to receive stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 7.2.

         12.3 Use of Funds. All payroll deductions received or held by the Company under this Plan may be used by the Company for any corporate purpose and the Company shall not be obligated to segregate such payroll deductions.

         12.4 Adjustment Upon Changes in Capitalization.

             (a) If, while any options are outstanding, the outstanding shares of Common Stock are increased, decreased, changed into, or exchanged for a different number of kind of shares or securities of the Company through reorganization, merger, recapitalization, reclassification, stock split,


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reverse stock split or similar transaction, appropriate and proportionate adjustments may be made by the Committee in the number and/or kind of shares which are subject to purchase under outstanding options and in the option exercise price or prices applicable to such outstanding options. In additions, in any such event, the number and/or kind of shares which may be offered in the Offerings described in Article 4 hereof shall also be proportionately adjusted. No adjustments shall be made, however, for stock dividends. For purposes of this paragraph (a), any distribution of shares of shareholders in an amount aggregating 20% or more of the outstanding shares shall be deemed a stock split and any distributions of shares aggregating less than 20% of the outstanding shares shall be deemed a stock dividend.

             (b) Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon a sale of substantially all of the property or stock of the Company to another corporation, the holder of each option then outstanding under the Plan will thereafter be entitled to receive at the next Offering Termination Date upon the exercise of such option for each share as to which such option shall be exercised, as nearly as reasonably may be determined, the cash, securities and/or property which a holder of one share of the Common Stock was entitled to receive upon and at the time of such transaction. The Board of Directors shall take such steps in connection with such transactions as the Board shall deem necessary to assure that the provisions of this Section 12.4 shall thereafter be applicable, as nearly as reasonably may be determined, in relation to the said cash, securities and/or property as to which such holder of such option might thereafter be entitled to receive.

         12.5 Amendment and Termination. The Board of Directors shall have complete power and authority to terminate or amend the Plan; provided, however, that the Board of Directors shall not, without the approval of the stockholders of the Corporation (a) increase the maximum number of shares which may be issued under any Offering (except pursuant to Section 12.4); or (b) amend the requirements as to the class of employees eligible to purchase stock under the Plan or permit the members of the Committee to purchase stock under the Plan. No termination, modification, or amendment of the Plan may, without the consent of an Employee then having an option under the Plan to purchase Common Stock, adversely affect the rights of such Employee under such option.

         12.6 Effective Date. The Plan has been approved by the Board of Directors and adopted by the Company on November 8, 1994 effective as of such date, subject, however, to approval by the stockholders of the Company or at special or annual meeting of the stockholders held within 12 months after the Plan's adoption date. If the Plan is not so approved, the Plan shall not become effective. Offerings may commence, however, prior to stockholder approval, but no options may be exercised until after such approval.

         12.7 No Employment Rights. The Plan does not, directly or indirectly, create any right for the benefit of any Employee or class of Employees to purchase any shares under the Plan, or create in any Employee or class of Employees any right with respect to continuation of employment by the Company or any Subsidiary, and it shall not be deemed to interfere in any way with the Company's or any Subsidiary's right to terminate, or otherwise modify, an Employees' employment at any time.

         12.8 Effect of Plan. The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each participant in the Plan, including, without limitation, such participant's estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such employee.


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ARTICLE 13.  EXECUTION

         To record the adoption of the Plan as set forth above, the Company has caused its duly authorized officer to execute this Plan document as of the _____ day of November, 1994.

                                  SKYWEST, INC.



                                  By:_________________________________
                                     Its:_____________________________



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